SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of theSecurities Exchange Act of
                              1934 (Amendment No. )

Check the appropriate box:

[ ]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement

 ...............................................................................

                           Clearwater Investment Trust

 ...............................................................................

Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

   1) Title of each class of securities to which transaction applies:
           Shares of benefical interest of the Clearwater Growth Fund
 ...............................................................................

   2) Aggregate number of securities to which transaction applies:
                                 Not Applicable
 ...............................................................................

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                 Not Applicable
 ...............................................................................

   4) Proposed maximum aggregate value of transaction:
                                 Not Applicable
 ...............................................................................

   5) Total fee paid:
                                      none
 ...............................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

 ...............

   2) Form, Schedule or Registration Statement No.:

 ...............

   3) Filing Party:

 ...............

   4) Date Filed:

 ...............

Note. Where any item, other than Item 4, calls for information with respect to any matter to be acted upon at the meeting or, if no meeting is being held, by written authorization or consent, such item need be answered only with respect to proposals to be made by the registrant. Registrants and acquirees that meet the definition of "small business issuer" under Rule 12b-2 of the Exchange Act (ss.240.12b-2 ) shall refer to the disclosure items in Regulation S-B (ss.228.10 et seq. of this chapter) and not Regulation S-K (ss.229.10 et seq. of this chapter). If there is no comparable disclosure item in Regulation S-B, small business issuers need not provide the information requested. Small business issuers shall provide the financial information in
Item 310 of Regulation S-B in lieu of any financial statements required by Item 1 of ss.240.14c-101 .

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                           CLERAWATER INVESTMENT TRUST
                             CLEARWATER GROWTH FUND

                               September 24, 2003


               INFORMATION STATEMENT REGARDING THE NEW INVESTMENT
            SUBADVISORY CONTRACT WITH PARAMETRIC PORTFOLIO ASSOCIATES


General

         On September 10, 2003 Parametric Portfolio Associates ("Parametric"), subadviser to the Clearwater Growth Fund (the "Fund"), was acquired by Eaton Vance Corporation ("Eaton Vance"). This change in control of Parametric caused the then existing investment subadvisory contract between the Clearwater Investment Trust (the "Trust"), on behalf of the Fund, Clearwater Management Company, Inc. ("CMC"), the adviser to the Fund, and Parametric to terminate. Generally, a subadvisory contract is required by Section 15(a) of the Investment Company Act of 1940, as amended, (the "1940 Act") to be approved by the shareholders of the fund. However, the Securities and Exchange Commission (the "SEC") has granted CMC and the Trust an exemption from this provision allowing CMC and the Trustees of the Trust to enter into and materially amend subadvisory contracts without shareholder approval. The shareholders of the Fund approved this method of operation at a meeting of shareholders held on February 22, 2000. Therefore,

We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy.

         This information statement describes the actions taken by the Trustees of the Trust and CMC to ensure continuous subadvisory services for the Fund.

About Clearwater Management Company

         CMC provides investment advisory services to the Fund pursuant to a management contract that was approved by shareholders on February 24, 1998. CMC is a Minnesota corporation, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the "Advisers Act") and is located at 332 Minnesota Street, Saint Paul, Minnesota 55101-1394. CMC and the Fund's Trustees have delegated responsibility to manage the Fund's investment portfolio to Parametric pursuant to a new subadvisory contract with Parametric that was approved by the Board of the Trust, including a majority of "non-interested" trustees (the "independent trustees"), at a meeting held on August 5, 2003.

About Parametric

         Parametric is a registered investment adviser under the Advisers Act, with its principal executive office located at 1151 Fairview Avenue North Seattle, Washington 98109-4481.

Parametric was founded in 1987 as a global equity manager. Prior to September 10, 2003, approximately 80% of Parametric's equity was owned by Orca Bay Partners, a Seattle based private equity firm, and affiliates ("Orca Bay"). The remaining 20% was owned by the other investors and Parametric's key executives. Parametric offers advice, investment management and related services to institutional and individual clients.

         Parametric has provided subadvisory services to the Fund since November 1, 1997 pursuant to subadvisory contracts with the Trust and CMC. The 1940 Act requires that an investment subadvisory contract terminate automatically upon its "assignment." Under the 1940 Act, a direct or indirect transfer of a controlling block of the voting securities of any person controlling an investment subadviser is deemed to be an assignment. As described further below, the ownership of a controlling interest in Parametric transferred on September 10, 2003. As a result, the previous subadvisory contract approved by the trustees on May 5, 2001 and by shareholders of the Fund on August 22, 2001 in connection with the acquisition of Parametric by Orca Bay (previous subadvisory contract) has terminated.

         To ensure continuous subadvisory services to the Fund, the Board of Trustees, including a majority of independent trustees, approved a new subadvisory contract at a meeting held on August 5, 2003. Such approval was subject to the actual occurrence of the change in control of Parametric. The approval was made in reliance on an order of the SEC exempting the Trust and CMC from the provisions of Section 15(a) of the 1940 Act which generally requires investment subadvisory contracts to be approved by shareholders of the fund. The terms of the new subadvisory contract are substantially identical to the previous subadvisory contract. In particular the new subadvisory contract will not increase the subadvisory fee rate paid by the Fund.

         The name, address and principal occupation of the principal executive officers of Parametric are as follows.

Name                                     Principal Occupation
Brian Langstraat                         Chief Executive Officer
David Stein                              Chief Investment Officer
Andrew Abramsky                          Chief Operating Officer

         The address for the above individuals and entities is 1151 Fairview Avenue North, Seattle, Washington 98109-4481.

         Description of the Transaction. On September 10, 2003, Eaton Vance acquired the 80% of Parametric owned by Orca Bay for $28 million in cash. Eaton Vance is a publicly traded, Boston based investment management firm with $62 billion in assets under management which is listed on the New York Stock Exchange (NYSE: EV). The holders of the remaining 20% will have annual rights beginning in 2006 to sell their shares to Eaton Vance. Eaton Vance will also have certain rights to purchase such shares over an eight-year period at prices based on a multiple of Parametric's prior year earnings before interest and taxes.

         Post-Transaction Structure and Operations. No significant changes in personnel, facilities, investment approaches or client service relationships are expected as results of the transaction. In particular, the portfolio management and investment research related functions for the Fund continue to be handled by Parametric's employees and were not affected by this transition. Parametric continues to provide the same type and quality of investment advisory services as it had been under the ownership of Orca Bay. The transaction maintains significant management ownership and operational autonomy while connecting Parametric to a long-term strategic partner.

Material Terms of the New Subadvisory Contract

         The material terms of the new subadvisory contract are substantially identical to those of the current subadvisory contract. The stated subadvisory fee rate to be paid by the Fund is identical under the new subadvisory contract and the previous subadvisory contract. The following discussion of the new subadvisory contract is only a summary of the contract, a copy of which is attached as an Appendix.

         The new subadvisory contract provides that (i) Parametric will, subject to the supervision of CMC and the board of Trustees, regularly provide the Fund with advice concerning the investment management of the Fund's portfolio as appropriate to the achievement of the investment objectives and place orders for the purchase and sale of portfolio securities of the Fund; (ii) the new subadvisory contract will remain in full force and effect for two years from the date it was signed and from year to year thereafter upon the approvals required by the 1940 Act and will terminate automatically in the event of its assignment;
(iii) in the event that the new subadvisory contract terminates during any portion of a year, the fee due to Parametric shall be prorated for that portion of a calendar quarter during which the contract was in effect; and (iv) Parametric is not liable to CMC, the Trust or any shareholder, except for willful misfeasance, bad faith or gross negligence or for reckless disregard of its obligations and duties under the contract.

         For its services, Parametric is entitled to a subadvisory fee payable by CMC of 0.15% of the Fund's average month end net assets under Parametric's supervision. If the new subadvisory contract had been in effect for the fiscal year ended December 31, 2002, the amount of subadvisory fees payable to Parametric by CMC would have been identical to those payable under the previous subadvisory contract. The aggregate amount of subadvisory fees paid by CMC to Parametric for the fiscal year ended December 31, 2002 was $$175,421.

Trustees' Evaluation

         The trustees considered several factors relating to the new subadvisory contract with Parametric. Specifically, the trustees have considered the following:

o Parametric's qualification as an investment adviser. The trustees reviewed the credentials and experience of the officers and employees of Parametric who provide investment subadvisory services to the Fund, and noted that the persons providing services to the Fund would not change as a result of the approval of the new subadvisory contract.

o Nature of the services provided to the Fund by Parametric. The trustees reviewed the services to be provided by Parametric under the new subadvisory agreement, and noted that no change in the level and type of services by Parametric would occur post the transaction if the new subadvisory agreement were approved.

o Performance history of the Fund. The trustees considered the Fund's investment performance since 1997, both against comparable mutual funds and unmanaged indices, and noted that the change in ownership was not expected to result in any changes in the investment strategy and philosophy at Parametric, the management of Parametric or the portfolio manager assigned to manage the Fund's investments.

o Terms of the proposed subadvisory agreement. The trustees reviewed the terms of the new subadvisory contract, and noted that there was no material difference between the new subadvisory contract and the previous subadvisory agreement which was approved by shareholders on August 22, 2001. In particular, the trustees noted there was no change to the subadvisory fee under the new subadvisory contract. The trustees also considered that the fee and expense ratios of the Fund are reasonable given the quality of services expected to be provided and are comparable to the fee and expense ratios of similar mutual funds.

         After considering the above factors, the trustees believe the new subadvisory contract and subadvisory fee to be reasonable and fair, and the appointment of Parametric and approval of the new subadvisory contract to be in the best interests of the Fund's shareholders.

Brokerage Policies

         Parametric's securities trading on behalf of the Fund is executed through brokers based upon their ability to provide best execution. Best execution is determined considering commission rates, research and technology skills, market experience and a variety of relevant issues. Credits based on commissions paid to brokers are utilized for research, data, and other analytical tools consistent with Securities and Exchange Commission requirements. No securities trades are executed through affiliated brokers.

Section 15(f) of the 1940 Act

         Section 15(f) of the 1940 Act permits, in the context of a change in control of an investment adviser to a registered investment company, the receipt by such investment adviser (or any of its affiliated persons) of any amount or benefit in connection with such sale, as long as two conditions are satisfied. First, there may not be imposed an "unfair burden" on the investment company as a result of the sale of such interest, or any express or implied terms, conditions or understandings applicable thereto. The term "unfair burden," as defined in the 1940 Act, includes any arrangement during the two-year period after the transaction whereby the investment adviser (or predecessor or successor adviser), or any interested person of any such adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory or other services), or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than ordinary fees for bona fide principal underwriting services).

         The board of trustees has not been advised by either CMC or Parametric of any circumstances arising from the change in control in Parametric that might result in the imposition of an "unfair burden" being imposed on the Fund.

         The second condition of Section 15(f) is that during the three-year period after the transaction, at least 75% of each such investment company's board of trustees must not be an "interested person" of the investment adviser (or predecessor or successor adviser). Currently, the Trust's board of trustees consists of only one trustee, or 20% of the board, who would be considered an "interested person" of an investment adviser.

Annual Report To Shareholders

         The Trust's most recent annual report as of December 31, 2002 and most recent semi-annual report as of June 30, 2003 have previously been mailed to shareholders. Additional copies are available at no charge to any shareholder upon request by contacting the Trust's transfer agent, Fiduciary Counselling, Inc. at 1-800-228-0935, or 332 Minnesota Street, Suite 2100, Saint Paul, Minnesota 55101-1394.

Delivery of Documents to Shareholders Sharing an Address

         Only one information statement is being delivered to two or more shareholders who share an address unless the Trust has received contrary instructions. A separate copy of this statement will be delivered to any shareholder upon request by contacting the Trust's transfer agent, Fiduciary Counselling, Inc. at 1-800-228-0935, or 332 Minnesota Street, Suite 2100, Saint Paul, Minnesota 55101-1394. Shareholders receiving multiple copies at the same address may request that only one copy be sent by contacting the Trust's transfer agent.

                                                                        APPENDIX

                 SUBADVISORY CONTRACT AMONG THE TRUST, ON BEHALF
                  OF CLEARWATER GROWTH FUND, CMC AND PARAMETRIC


                              SUBADVISORY CONTRACT


         AGREEMENT made as of the 10th day of September, 2003, by and among CLEARWATER INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), CLEARWATER MANAGEMENT CO., INC., a Minnesota corporation (the "Manager"), and PARAMETRIC PORTFOLIO ASSOCIATES (the "Subadviser").


                              W I T N E S S E T H:

         WHEREAS, the Manager desires to utilize the services of the Subadviser as financial counsel with respect to the Clearwater Growth Fund (the "Fund"), a separate series of the Trust; and

         WHEREAS, the Subadviser is willing to perform such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and benefits herein contained, it is agreed as follows:

         1. The Subadviser's Services. The Subadviser will serve the Manager as financial counsel with respect to the Fund which is under the management of the Manager pursuant to the Management Contract dated May 1, 1998 between the Manager and the Trust. Subject to the supervision of the Manager and the Trust's Board of Trustees, the investment policies and restrictions applicable to the Fund as set forth in the registration statement of the Trust filed with the Securities and Exchange Commission and such resolutions as from time to time may be adopted by the Trust's Trustees and furnished to the Subadviser, the Subadviser is hereby authorized and directed and hereby agrees to develop, recommend and implement such investment program and strategy for the Fund as may from time to time in the circumstances appear most appropriate to the achievement of the investment objectives of the Fund as stated in the aforesaid registration statement, to provide research and analysis relative to the investment program and investments of the Fund, to determine what securities should be purchased and sold and what portion of the assets of the Fund should be held in cash or cash equivalents or other assets and to monitor on a continuing basis the performance of the portfolio securities of the Fund. In addition, the Subadviser will place orders for the purchase and sale of portfolio securities and will advise the Manager and the custodian for the Fund on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer. From time to time as the Trustees of the Trust or the Manager may reasonably request, the Subadviser will furnish to the Trust's officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held by the Fund, all in such detail as any such Trustee or the Manager may reasonably request. The Subadviser also will inform the Trust's officers and Trustees on a current basis of changes in investment strategy or tactics. The Subadviser will make its officers and employees available to meet with the Trust's officers and Trustees and the Manager's officers and Directors at least quarterly on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions.

         2. Avoidance of Inconsistent Position.

                  (a) In connection with purchases and sales of portfolio securities for the account of the Fund, the Subadviser will not act as a principal or agent or receive any commission except as permitted by the Investment Company Act of 1940, as amended (the "1940 Act"). The Subadviser shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by the Subadviser. In the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times to seek for the Fund the most favorable execution and net price available except as otherwise described herein. It is understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers consistent with the requirements of Section 28(e) of the Securities Exchange Act of 1934, subject to review by the Trust's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services (and the services of the Subadviser's affiliates) to other clients.

                  (b) On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Subadviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such clients.

         3. Other Agreements, etc. It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Subadviser, any interested person (as defined in the 1940 Act) of the Subadviser, any organization in which the Subadviser may have an interest or any organization which may have an interest in the Subadviser and that the Subadviser, any such interested person or any such organization may have an interest in the Trust. It is also understood that the Subadviser, the Manager and the Trust may have advisory, management, service or other contracts with other individuals or entities, and may have other interests and businesses. When a security proposed to be purchased or sold for the Trust is also to be purchased or sold for other accounts managed by the Subadviser at the same time, the Subadviser shall make such purchases or sales on a pro rata, rotating or other equitable basis so as to avoid any one account being preferred over any other account.

         4. Subadviser's Compensation. The Manager shall pay to the Subadviser for its services hereunder a fee at the annual rate of 0.15% of the Fund's net assets under the Subadviser's management. Such fee shall be calculated and accrued on a monthly basis as a percentage of the Fund's month end net assets under the Subadviser's management, and shall be payable quarterly after the end of each calendar quarter on or before the 15th day of January, April, July and October of each year with respect to the preceding quarter. If this Contract shall be effective for only a portion of a calendar quarter, the aforesaid fee shall be prorated for that portion of such calendar quarter during which this Contract is in effect.

         5. Assignment and Amendment. This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event of the termination of the Management Contract between the Trust and the Manager insofar as it applies to the Fund; provided, that such termination shall not relieve either party of any liability incurred hereunder. The terms of this Contract shall not be changed unless such change is approved in accordance with the requirements of the 1940 Act, and as such requirements may be modified by rule, regulation or order of the Securities and Exchange Commission (the "SEC").

         6. Effective Period and Termination of this Contract.

                  (a) This Contract shall become effective on the date hereof and shall remain in full force and effect until two years from the date hereof and from year to year thereafter, but only so long as its continuance is approved annually in accordance with the requirements of the 1940 Act, and as such requirements may be modified by rule, regulation or order of the SEC, subject to the respective rights of the Trust, the Manager and the Subadviser to terminate this Contract as provided in paragraphs (b) and (c) hereof.

                  (b) The Trust or the Manager may at any time terminate this Contract by not more than sixty (60) days' nor less than thirty (30) days' written notice given to the Subadviser.

                  (c) The Subadviser may at any time terminate this Contract by not less than one hundred twenty (120) days' written notice given to the Trust and the Manager.

         7. Complete Agreement. This Contract states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with Section 5 hereof and the applicable requirements of the 1940 Act.

         8. Nonliability of the Subadviser. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or of reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Manager or the Trust, to any shareholder of the Fund, or to any person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. Nothing herein, however, shall derogate from the Subadviser's obligations under applicable federal and state securities laws.

         9. Limitation of Liability of the Trustees, Officers and Shareholders. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Contract is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations under this Contract are not binding upon any of the Trustees, officers or shareholders of the Trust but are binding only upon the assets and property of the Fund.

         10. Notices. Any notice, instruction, request or other communications required or contemplated by this Contract shall be in writing and shall be duly given when deposited by first class mail, postage prepaid, addressed to (or delivered by hand with confirmation to) the Trust, the Manager or the Subadviser at the applicable address set forth below:

         If to Subadviser:

                  Parametric Portfolio Associates
                  1151 Fairview Avenue North
                  Seattle, Washington 98109

         If to Trust:

                  Clearwater Investment Trust
                  332 Minnesota Street, Suite 2100
                  St. Paul, Minnesota 55101-1394

         If to Manager:

                  Clearwater Management Co., Inc.
                  332 Minnesota Street, Suite 2100
                  St. Paul, Minnesota 55101-1394

         11. Disclosure Statement. The Manager and the Trust acknowledge receipt of the Subadviser's written disclosure statement required by Rule 204-3 under the Investment Advisers Act of 1940 not less than 48 hours prior to entering into this Contract.

         12. Governing Law. This Contract and all performance hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Minnesota.

         13. Any term or provision of this Contract which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Contract or affecting the validity or enforceability of any of the terms or provisions of this Contract in any other jurisdiction.

         14. This Contract may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized officers and as of the day and year first written above.


                                            CLEARWATER INVESTMENT TRUST

                                            By: /s/Philip W. Pascoe
                                                Name: Philip W. Pascoe
                                                Title: President


                                            CLEARWATER MANAGEMENT CO., INC.

                                            By: /s/Philip W. Pascoe
                                                Name: Philip W. Pascoe
                                                Title: Chairman and Treasurer


                                            PARAMETRIC PORTFOLIO ASSOCIATES

                                            By: /s/Aaron Singleton
                                                Name: Aaron Singleton
                                                Title: Chief Financial Officer